Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
        Senior Vice President, Chief Financial Officer
        M/I Homes, Inc.
     (614) 418-8011

M/I Homes Acquires Florida Home Builder

Columbus, Ohio (July 5, 2005) - M/I Homes, Inc. (NYSE:MHO) announced today that it has acquired the operations of Shamrock Homes, a privately held homebuilder and land developer headquartered in Tavares, Florida, for an undisclosed purchase price. Shamrock is a leading homebuilder in Lake County, Florida which is adjacent to the greater Orlando market where M/I has been building since 1985.

Robert H. Schottenstein, Chief Executive Officer and President of M/I Homes stated, “We are extremely pleased to be joining forces with Shamrock Homes, led by the Shamrock family - they have been building homes in Lake County, Florida since 1980. Shamrock has an excellent reputation as a builder of high quality homes and this acquisition represents a great strategic fit for our company. Shamrock is expected to close approximately 200 homes in 2005, with an average sales price of $225,000, and currently controls over 1,200 lots. The transaction materially expands our current operations in the rapidly growing Orlando market and complements our strategic objective of significantly growing our Florida operations. We fully expect this transaction to be accretive to M/I’s earnings in the first year.”

Keith Shamrock, President of Shamrock Homes, Inc., commented “We are pleased to be part of the M/I Homes family - we believe Shamrock and M/I share very similar philosophies of building quality homes and providing high levels of homeowner service. With M/I’s strong financial condition and the strength of the Lake County market, we are very excited about the future.”

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,”“anticipates,”“targets,”“goals,”“projects,”“intends,”“plans,”“believes,”“seeks,”“estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.